Camber Energy Inc. - S-8

EXHIBIT 23.3

CONSENT OF INDEPENDENT OIL AND GAS CONSULTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Camber Energy, Inc. (formerly Lucas Energy, Inc.) of our report entitled “Estimated Reserves And Future Net Revenue as Of March 31, 2016 (SEC Case)”, included in or made a part of the Camber Energy Inc. (formerly Lucas Energy, Inc.) Annual Report on Form 10-K for the year ended March 31, 2016 (including the notes to the financial statements included therein).

Ralph E. Davis Associates, LLC

L.B. Branum, P.E.
Senior Vice President
March 29, 2017